Exhibit 21

FTE Networks, Inc. Subsidiary List

Benchmark Builders, Inc. (Incorporated in New York)

CrossLayer, Inc. (Incorporated in Nevada)

FTE Holdings, LLC (Organized in Nevada)

Focus-Fiber Solutions, LLC (Organized in Delaware)

Focus Venture Partners, Inc. (Incorporated in Nevada)

Focus Wireless, LLC (Organized in Delaware)

Optos Capital Partners, LLC (Organized in Delaware)

Jus-Com, Inc. (Incorporated in Indiana)

UBIQ Communications, LLC (Organized in Nevada)

Subsidiaries as of December 31, 2018